Exhibit 10.1

THE RYLAND GROUP, INC.

2013 EXECUTIVE OFFICER LONG-TERM INCENTIVE PLAN

PURSUANT TO THE 2011 EQUITY AND INCENTIVE PLAN

The Ryland Group, Inc. (the “Company”) has established the 2013 Executive Officer Long-Term Incentive Plan pursuant to the 2011 Equity and Incentive Plan (the “Plan”) to provide long-term performance driven incentive compensation to its executive officers.

1.                                    Definitions

The terms below shall have the following meanings:

(a)                               “Board” shall mean the Board of Directors of the Company.

(b)                              “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor to such Code.

(c)                               “Committee” shall mean the Compensation Committee of the Board or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

(d)                              “Company” shall mean The Ryland Group, Inc., its subsidiaries, partnerships and other related entities and affiliates, except where the context applies solely to The Ryland Group, Inc. as determined by the Committee.

(e)                               “Disability” shall mean a period during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, or (iii) is determined to be totally disabled by the Social Security Administration.

(f)                                “Industry Peer Group” shall mean the companies selected by the Compensation Committee as the peer group companies for the purpose of determining the Company’s relative TSR (total stockholder return) in comparison to this Group over the Long-Term Performance Period.

(g)                               “Long-Term Performance Goals” shall mean the long-term performance measurement criteria selected by the Committee to determine the amount of the Performance Award earned and payable to a Participant at the end of the Long-Term Performance Period.

(h)                              “Long-Term Performance Period” shall mean the three-year period encompassing the 2013, 2014 and 2015 fiscal years of the Company over which the Long-Term Performance Goals are measured for determining the amount of the earned payment of the Performance Award.

(i)                                  “Participant” shall mean an Executive Officer of the Company pursuant to Section 2.

(j)                                  “Performance Award” shall mean the amount of Performance Shares earned by a Participant under the Plan as determined and calculated based upon the achievement of Long-Term Performance Goals as measured at the end of the Long-Term Performance Period.

(k)                              “Performance Shares” shall mean shares of Common Stock of the Company.

(l)                                  “Relative Performance Multiplier” shall mean the percentage  that is applied to each half of the Target Performance Share Amount as determined and calculated pursuant to Sections 5(a) and (b) in order to calculate the actual amount of the Performance Award that vests and is payable to a Participant after the end of the Long-Term Performance Period.

(m)                          “Revenue Growth” shall mean the percentage increase in Total Annual Revenue (as set forth in the Company’s financial statements) for the Company from December 31, 2012 to December 31, 2015.

(n)                              “Separation from Service” shall mean the Participant’s “separation from service” within the meaning of Code section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to be performed by the Participant to 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36 month period (or the full period during which the Participant performed services for the Employer, if that is less than 36 months).

(o)                              “Target Performance Share Amount” shall mean the target amount of Performance Shares set forth for each Participant in Section 4.

(p)                              “Total Stockholder Return” shall mean the total return of a stock to an investor (capital gain plus dividends).

2.                                    Participants

The Committee has determined that the current Executive Officers of the Company, consisting of Larry T. Nicholson, Gordon A. Milne, Robert J. Cunnion, III, David L. Fristoe, Timothy J. Geckle and Peter G. Skelly, are eligible and selected to participate in the Plan.

3.                                   Administration

The Plan is administered by the Committee. The Committee has approved the Performance Awards for Participants, established the Long-Term Performance Goals for measuring performance over the Long-Term Performance Period, will review the Company’s actual performance results to assess the extent to which the Performance Goals have been met and Performance Awards have been earned, and make any other determinations, interpretations or decisions required in connection with the Plan. The Committee shall have the authority to amend, modify and interpret the Plan and make all determinations relating to the Plan and the Participants. Decisions of the Committee on all matters relating to the Plan are conclusive and binding on all parties, including the Company and the Participants. No member of the Committee is liable for any act done or determination made in good faith in administering, construing or interpreting the Plan.

4.                                    Performance Awards

The Committee has determined the Target Performance Share Amount of the Performance Award for each Participant in the following amounts:

Larry T. Nicholson	65,340 Target Performance Shares
Gordon A. Milne	16,811 Target Performance Shares
Robert J. Cunnion, III	11,208 Target Performance Shares
David L. Fristoe	13,057 Target Performance Shares
Timothy J. Geckle	13,057 Target Performance Shares
Peter G. Skelly	15,859 Target Performance Shares

The amount of Performance Shares set forth above with respect to each Participant represents the Target Performance Share Amount that the Relative Performance Multiplier is applied to at the end of the Long-Term Performance Period.

5.                                    Vesting and Payment of Performance Awards

(a)                               Relative Total Stockholder Return Performance Metric.  At the end of the Long-Term Performance Period, the Relative Performance Multiplier will be determined for calculating one-half of the Performance Award by comparing the Company’s Total Stockholder Return to the Total Stockholder Return of each of the companies in the Industry Peer Group over the Long-Term Performance Period (which is the three-year period from January 1, 2013 to December 31, 2015).  For purposes of computing Total Stockholder Return, the beginning stock price is the opening stock price on the first trading day following January 1, 2013 and the ending stock price is the closing stock price on the last trading day prior to December 31, 2015.  Any dividend payments over the Long-Term Performance Period by a company are deemed received by a stockholder and added to the value received by the stockholder over the Long-Term Performance Period.  Total Stockholder Return is calculated by measuring the difference between the beginning stock price and the ending stock price plus any dividends paid by a company over the Long-Term Performance Period and dividing that amount by the beginning stock price.

If the Company’s Total Stockholder Return over the Long-Term Performance Period is at the 50th percentile when ranked against the Total Stockholder Return over the Long-Term Performance Period of each of the companies in the Industry Peer Group, the Relative Performance Multiplier for one-half of the Performance Award is 100%.  If the Company’s Total Stockholder Return over the Long-Term Performance Period is between the 50th and 30th percentiles when ranked against the Total Stockholder Return over the Long-Term Performance Period of each of the companies in the Industry Peer Group, the Relative Performance Multiplier is determined using straight line interpolation between zero and 100% based on the actual percentile ranking of the Company relative to the Industry Peer Group, such that for each percentile of the ranking of the Company’s Total Stockholder Return performance below the 50th percentile in comparison to the Industry Peer Group performance, there is a reduction of 5% of the Relative Performance Multiplier of 100%.  By way of example, a ranking at the 38th percentile of relative Total Stockholder Retention Return Performance would result in a Relative Performance Multiplier of 40%.

If the Company’s Total Stockholder Return over the Long-Term Performance Period is between 50th and 90th percentiles when ranked against the Total Stockholder Return over the Long-Term Performance Period of each of the companies in the Industry Peer group, the Relative Performance Multiplier is determined using straight line interpolation between 100% and 200% based on the actual percentile ranking of the Company relative to the Industry Peer Group, such that for each percentile of the ranking of the Company’s Total Stockholder Return performance over the 50th percentile in comparison to the Industry Peer Group performance, there is an addition of 2.5% of the Relative Performance Multiplier of 100%.  By way of example, a ranking at the 73rd percentile of relative Total Stockholder Return performance would result in a Relative Performance Multiplier of 157.5%.

The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon the Company’s relative Total Stockholder Return performance in comparison to the Industry Peer Group:

Company Relative Total Stockholder Return Percentile Ranking compared to Industry Peer Group	Relative Performance Multiplier
90th Percentile or above	200%
70th Percentile	150%
50th Percentile	100%
40th Percentile	50%
30th Percentile or below	0

The Relative Performance Multiplier cannot exceed 200%.

(b)                              Revenue Growth Performance Metric.  At the end of the Long-Term Performance Period, the Relative Performance Multiplier will be determined for calculating one-half of the Performance Award by calculating the Company’s Revenue Growth over the Long-Term Performance Period (which is the three-year period from January 1, 2013 to December 31, 2015).  For purposes of calculating the Company’s Revenue Growth over the Long-Term Performance Period, the amount of the difference between $1,308,466,000 (the amount of the Company’s total revenues for the year ended December 31, 2012) and the amount of the Company’s total revenues for the fiscal year ending December 31, 2015 and dividing this difference by $1,308,466,000.  If the Company’s Revenue Growth over the Long-Term Performance Period is 60%, the target Relative Performance Multiplier for one-half of the Performance Award is 100%.  If the Company’s Revenue Growth over the Long-Term Performance Period is between 75% and 45%, the Relative Performance Multiplier is determined using straight line interpolation between zero and 200% based on the amount of Revenue Growth achieved by the Company over the Long-Term Performance Period between 45%, where the Relative Performance Multiplier is zero, and 75%, where the maximum Relative Performance Multiplier is 200%.  As a result for each 0.15% of Revenue Growth over 45%, there is a 1% increase over zero of the Relative Performance Multiplier such that at 48% of Revenue Growth, the Relative Performance Multiplier is 20% and at 69% of Revenue Growth the Relative Performance Multiplier is 160%.

The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon Revenue Growth over the Long-Term Performance Period:

Revenue Growth	Relative Performance Multiplier

75% or above	200%
67.5%	150%
60%	100%
52.5%	50%
45% or below	0

The Relative Performance Multiplier cannot exceed 200%.

(c)                               At the end of the Long-Term Performance Period, the Relative Performance Multiplier will be calculated in accordance with Section 5(a) and (b) and multiplied by each half of the Participant’s Target Performance Share Amount in order to determine the Participant’s earned and payable Performance Award which vests and is payable to a Participant in the form of actual shares of Common Stock equal to the actual Performance Shares earned by a Participant. Except as set forth in Section 5(d) below, these actual shares are earned, vest and payable on the date in January 2016 determined by the Compensation Committee during January 2016.

(d)                              Notwithstanding any of the terms of this Plan, upon the death, Disability or retirement (as defined by the Company, in its discretion) of a Participant, the full amount of the Target Performance Share Amount is immediately vested and payable to a Participant, or the Participant’s estate or beneficiary, as a Performance Award on the first to occur of the Participant’s death, Disability, or six months following the Participant’s Separation from Service (coincident with or following the Company’s determination of retirement).  Upon a Participant’s voluntary termination of employment with the Company prior to retirement (as defined by the Company, in its discretion) or upon a Participant’s involuntary termination of employment by the Company without cause, a Participant’s participation in the Plan and opportunity to receive a Performance Award is forfeited and terminated.  Upon a Participant’s termination of employment by the Company “for cause,” a Participant’s participation in the Plan and opportunity to receive a Performance Award is forfeited and terminated.  A termination “for cause” is a termination pursuant to a finding or determination by the Company of theft, fraud, embezzlement or any act which is detrimental or damaging to the business, operation or reputation of the Company.

6.                        Change of Control

(a)                               For purposes of this Plan, a Change of Control shall mean the first to occur of any of the following events:

(i)                      The acquisition by any person other than the Company, or more than one person acting as a group, together with stock held by such person or group, of beneficial ownership of more than 50% of the total fair market value or total voting power of the Company’s then outstanding voting securities;

(ii)                  Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of 35% or more of the total voting power of the Company’s then outstanding voting securities;

(iii)              A majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement; or

(iv)              Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.

(b)                              Upon the occurrence of a Change of Control, the Target Performance Share Amount shall immediately vest and be paid to Participants as a Performance Award within 30 days of the date on which the Change of Control occurs.

7.                                    Miscellaneous

(a)                               Tax Withholding.  The Company shall have the right to deduct from any payments made or benefits accrued under the Plan, any Federal, state, or local taxes required by law to be withheld.

(b)                              Employment Rights.  Neither the Plan nor any action taken hereunder shall be construed as giving an Employee or Participant any right to be retained in the employ of the Company nor shall any action taken hereunder be construed as entitling the Company to the services of any Employee or Participant for any period of time.  Nothing in the Plan shall be construed as a limitation of the right of the Company to discharge a Participant at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any amount under the Plan.

(c)                               Beneficiaries.  Each Participant shall have the right, at any time, to designate a beneficiary or beneficiaries (both primary and contingent) to whom payments under this Plan shall be made if the Participant dies and amounts under this Plan are payable following the Participant’s death.  Any beneficiary designation shall be made in writing and filed with the Company and shall become effective only when received and accepted by the Company.  A Participant may change his beneficiary designation by filing a new designation with the Company.  The filing of a new beneficiary designation will cancel any and all beneficiary designations previously filed.  If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the payments under this Plan shall be made to the Participant’s estate.

(d)                              Nontransferability.  A person’s rights and interest under this Plan, including amounts payable, shall be solely the rights of a general unsecured creditor of the Company and such rights may not be assigned, pledged or transferred except to a designated beneficiary as provided above.

(e)                               409A.  This Plan is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder.  The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on any Participant of any additional tax, penalty, or interest under Code section 409A.  Notwithstanding anything herein to the contrary, the Company may accelerate the timing of payments to the extent permitted by, and in accordance with, Treasury Regulation Section 1.409A-3(j)(4) or any successor provision.  No Participant shall have any right to, directly or indirectly, specify or elect the taxable year in which any payment that becomes due and owing under this Plan shall be made.

(f)                                  Timing of Payments.  Notwithstanding anything herein to the contrary, a payment under this Plan that is to be made as of a specified date (i.e., December 31, 2014) shall be treated by the parties as having been paid on such specified date provided that the payment is made by no later than the 15th day of the third calendar month following the specified date.  Subject to the preceding and Section 6(b), any payment under this Plan shall be treated by the parties as having been paid on the specified event (i.e., death, Disability, or six months after Separation from Service) provided that the payment is made on the date of the event, or on a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the date of the event.

(g)                               Governing Law.  All matters relating to the Plan shall be governed by the laws of the State of Maryland.

(h)                              Unfunded Benefit.  A Participant, his or her heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company resulting from this Plan or any Performance Award(s).  For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligation under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

8.                                    Amendments

The Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan or any portion of the Plan at any time provided, however, that no such amendment, suspension or termination shall accelerate the payment of any Performance Award in contravention of Section 409A of the Code.

9.                                    Aggregation of Employers

If the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code section 414(b) or (c), but substituting a 50% ownership level for the 80% level set forth in those Code Sections), all members of the group shall be treated as a single employer for any purposes under the Plan as Code section 409A shall require.

10.                            Aggregation of Plans

If the Company offers other deferred compensation plans in addition to this Plan, those plans together with this Plan shall be treated as a single plan to the extent required under Code section 409A.

11.                           Nature of Plan and Awards

The Plan is established as a sub-plan of The Ryland Group, Inc. 2011 Equity and Incentive Plan, the terms of which are incorporated herein, and the Performance Awards constitute performance-based stock unit awards granted thereunder.